MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000	For Immediate Release MEMC REPORTS 2010 FIRST QUARTER RESULTS
Fax: 636-474-5158
www.memc.com
First quarter highlights:

• Revenue increases to $438 million
• Solar Energy (SunEdison) revenue of $60.7 million
• GAAP net loss of $9.6 million

St. Peters, MO, April 29, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended March 31, 2010.

Net sales for the 2010 first quarter were $437.7 million, representing an increase of 23% from fourth quarter 2009 net sales of $356.7 million, and an increase of 105% from first quarter 2009 net sales of $214.0 million.  First quarter 2010 results include $60.7 million from the SunEdison business that was acquired in November 2009.  Excluding SunEdison, net sales were up 7% sequentially and 76% year-over-year.

Gross profit in the quarter was $59.3 million, or 13.5% of net sales, compared to $53.0 million, or 14.9% of net sales, in the 2009 fourth quarter and $19.7 million, or 9.2% of net sales, in the 2009 first quarter.

The company reported an operating loss of $15.3 million for the quarter, compared to an operating loss of $11.0 million in the 2009 fourth quarter and an operating loss of $26.4 million in the 2009 first quarter.

MEMC’s net loss for the 2010 first quarter was $9.6 million, or $0.04 per share, compared to a net loss of $7.1 million, or $0.03 per share in the 2009 fourth quarter and net income of $2.0 million, or $0.01 per share, in the 2009 first quarter. Results in the 2010 first quarter include a non-cash $5.3 million loss, or $0.02 per share, associated with the valuation adjustment of the Suntech warrants.

“Improving end markets, successful efforts to recapture customer share, and the addition of SunEdison to our portfolio have together driven significant sales growth for the fourth sequential quarter since the severe cyclical downturn,” said Ahmad Chatila, MEMC’s Chief Executive Officer.  “The efforts and investments undertaken to rebuild and reposition our company are beginning to deliver results and we believe will become more evident as the year progresses.”

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Segment Operating Results

Semiconductor Materials Operating Results
Semiconductor Materials sales for the 2010 first quarter were $219.3 million, an increase of 5.6% from fourth quarter 2009 net sales of $207.7 million, and an increase of 273.6% from first quarter 2009 net sales of $58.7 million.  The sequential increase in sales was the result of higher wafer volumes and modestly higher wafer prices. The year-over-year increase is attributable to significantly higher wafer volume partially offset by lower prices.

Segment operating loss narrowed to $7.9 million in the 2010 first quarter from $9.6 million in the fourth quarter of 2009 and from $73.4 million in the first quarter of 2009. The sequential improvement in segment operating loss was primarily the result of higher productivity. The year-over-year improvement is attributable to increased volume, fixed cost absorption, and productivity improvements, partially offset by lower pricing.

Solar Materials Operating Results
Solar Materials sales for the 2010 first quarter were $157.7 million, an increase of 8.6% from fourth quarter 2009 net sales of $145.2 million, and an increase of 1.5% from first quarter 2009 net sales of $155.3 million.  Both the sequential and year-over-year increases were the result of higher wafer volumes, partially offset by lower wafer prices.

Segment operating profit decreased to $12.2 million in the 2010 first quarter from $32.4 million in the fourth quarter of 2009 and from $67.8 million in the first quarter of 2009. The sequential decrease in segment operating profit was the result of lower wafer pricing and higher wafering costs.  The year-over-year decrease is attributable to lower wafer pricing, lower polysilicon sales, and higher wafering costs.

Solar Energy (SunEdison) Operating Results
SunEdison sales for the first quarter were $60.7 million and operating profit was $4.7 million. Because SunEdison was acquired on November 20, 2009, historical SunEdison results are not reflected in our consolidated financial results, and therefore comparisons to prior periods are not meaningful.  During the quarter, SunEdison successfully interconnected 10.9 MW of solar power projects. These projects included 6.7 MW of international projects that were sold to third parties and 4.2 MW of domestic projects that were funded with non-recourse financing.

Corporate/Other
Corporate/other cost was $24.3 million in the 2010 first quarter, compared to $27.6 million in the fourth quarter of 2009 and $20.8 million in the first quarter of 2009.  The sequential decrease was the result of higher costs in the fourth quarter related to professional services for the SunEdison acquisition.
The year over year increase was a result of higher costs related to professional services and general corporate overhead to support the business units.

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Capital Position
During the 2010 first quarter, the company utilized cash in operations of $110.1 million, compared to operating cash generated of $19.4 million in the fourth quarter of 2009 and operating cash consumed of $14.6 million in the first quarter of 2009.  The sequential increase in cash consumed is a result of higher working capital needs to support increased Semiconductor Materials and Solar Materials sales and an increase in SunEdison solar plant development currently carried in inventory for direct sales in 2010.

Capital expenditures in our Semiconductor Materials and Solar Materials segments were $46.2 million in the quarter, and in SunEdison were $44.9 million in the quarter for the construction of solar projects currently classified as owned projects and carried as fixed assets.

Free cash consumed (defined by MEMC as operating cash flow minus capital expenditures, plus net inflows associated with non-recourse SunEdison project financing) was $132 million.  See the reconciliation table included with the financial statement tables at the end of this press release.

MEMC ended the first quarter with cash and investment balances of $923.8 million ($477.9 million in cash and cash equivalents, $64.6 million in restricted cash, and $381.3 million in short and long term investments).  In addition, SunEdison’s non-recourse project debt and capital leases to support solar energy systems was $413.7 million.

Outlook
After considering the first quarter results the company still believes that its full year guidance for revenue, EPS, and positive free cash flow are appropriate, however, its current outlook does suggest that full year revenue may exceed the high end of the previously guided range.

Conference Call
MEMC will host a conference call today, April 29 at 5:30 p.m. ET to discuss the company’s first quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 p.m. ET on April 29 until 11:59 p.m. ET on May 6.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 154411. A replay will also be available until 11:59 p.m. ET on May 6 on the company’s web site at www.memc.com.

About MEMC
MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries.  With the recent acquisition of SunEdison, MEMC is also a developer of solar power projects and North America's largest solar energy services provider.

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MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years.  With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

Contact:
Bill Michalek
Director, IR & Corporate Communications
MEMC Electronic Materials, Inc.
(636) 474-5443

Forward-Looking Statements
Certain matters discussed in this news release and related materials made available today on the company’s web site and in the Form 8-K, dated April 29, 2010, are forward-looking statements, including that after considering the first quarter results, the company still believes that its full year guidance for revenue, EPS, and positive free cash flow are appropriate, however, its current outlook does suggest that full year revenue may exceed the high end of the previously guided range; though segment operating margin percentage may be slightly lower than expected, operating margin dollars will be similar to the previously guided range; our assumptions included in our previously provided guidance that 2010 will have a 60% to 70% growth in Semiconductor Materials, a 5-15% growth in Solar Materials, and that our SunEdison segment produces approximately $200 million in revenue in 2010, and an effective tax rate of approximately 15%; and that we expect 2010 capital expenditures to be approximately $350 million (excluding SunEdison); our belief that shutting down operations at two U.S. wafering facilities will save us approximately $55 million annually; our expectation that we will receive the remaining cash from our Q-cells joint venture over the next several months; our expectation that our Rovigo project will be a direct sale of the system within 2010; our belief that the second quarter of 2010 will experience sequential growth with strong demand in both the Semiconductor Materials and Solar Materials segments; and our expectation that margins in the Semiconductor Materials segment will expand with demand on volume and price.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; concentrated project development risks related to large scale solar projects; changes to accounting interpretations or accounting rules; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards;

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the availability of attractive project finance and other capital for SunEdison projects; existing or new regulations and policies governing the electric utility industry; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; general economic conditions, including the ability of our customers to pay their debts as they become due; our ability to realize the benefits of announced closing and restructurings; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; customer acceptance of our new products; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of the SunEdison acquisition and future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income; changes in technology; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Net sales	$437.7	$356.7	$214.0
Cost of goods sold	378.4	303.7	194.3
Gross profit	59.3	53.0	19.7

Operating expenses:
Marketing and administration	62.2	52.4	29.8
Research and development	11.1	10.6	9.6
Restructuring and impairment costs	1.3	1.0	6.7
Operating loss	(15.3)	(11.0)	(26.4)

Non-operating (income) expense:
Interest expense	12.1	3.1	0.3
Interest income	(2.3)	(4.1)	(11.7)
Decline (increase) in fair value of warrant	5.3	(1.7)	0.1
Other, net	0.6	(1.3)	2.6
Total non-operating (income) expense	15.7	(4.0)	(8.7)
Loss before income tax benefit and equity in earnings of joint venture	(31.0)	(7.0)	(17.7)
Income tax benefit	(14.6)	(7.3)	(18.9)
(Loss) income before equity in earnings of joint venture	(16.4)	0.3	1.2
Equity in earnings of joint venture, net of tax	7.3	(6.0)	-
Net (loss) income	(9.1)	(5.7)	1.2
Net (income) loss attributable to noncontrolling interests	(0.5)	(1.4)	0.8
Net (loss) income attributable to MEMC stockholders	$(9.6)	$(7.1)	$2.0

Basic (loss) income per share	$(0.04)	$(0.03)	$0.01
Diluted (loss) income per share	$(0.04)	$(0.03)	$0.01

Weighted-average shares used in computing basic (loss) income per share	226.8	225.0	223.6
Weighted-average shares used in computing diluted (loss) income per share	226.8	225.0	224.0

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net sales:
Semiconductor Materials	$219.3	$207.7	$58.7
Solar Materials	157.7	145.2	155.3
Solar Energy	60.7	3.8	-
Consolidated net sales	$437.7	$356.7	$214.0

Operating (loss) income:
Semiconductor Materials	$(7.9)	$(9.6)	$(73.4)
Solar Materials	12.2	32.4	67.8
Solar Energy	4.7	(6.2)	-
Corporate and other	(24.3)	(27.6)	(20.8)
Consolidated operating loss	$(15.3)	$(11.0)	$(26.4)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)
	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$477.9	$632.7
Restricted cash	42.8	37.4
Short-term investments	171.7	85.9
Accounts receivable, net	265.8	173.3
Inventories	188.3	160.8
Income taxes receivable	72.6	72.5
Prepaid and other current assets	91.7	87.0
Total current assets	1,310.8	1,249.6
Investments	209.6	297.6
Property, plant and equipment, net	1,487.3	1,460.7
Deferred tax assets, net	103.1	95.3
Customer warrant	13.9	19.2
Restricted cash	21.8	21.0
Other assets	88.8	91.1
Goodwill	285.3	285.3
Intangible assets	45.1	46.7
Total assets	$3,565.7	$3,566.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt & capital leases	$42.7	$32.2
Accounts payable	230.0	219.3
Accrued liabilities	86.0	106.8
Contingent consideration related to acquisition	78.5	-
Accrued wages and salaries	35.8	39.2
Customer deposits	59.7	83.6
Income taxes payable	21.3	28.0
Total current liabilities	554.0	509.1
Long-term debt & capital leases, less current portion	401.2	384.4
Pension and post-employment liabilities	46.7	46.6
Deferred revenue	116.9	106.3
Other liabilities	233.8	313.3
Total liabilities	1,352.6	1,359.7

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	517.8	507.4
Retained earnings	2,069.5	2,079.1
Accumulated other comprehensive income	31.6	33.0
Treasury stock	(453.4)	(453.3)
Total MEMC stockholders' equity	2,167.9	2,168.6
Noncontrolling interests	45.2	38.2
Total stockholders' equity	2,213.1	2,206.8
Total liabilities and stockholders' equity	$3,565.7	$3,566.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)
	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Cash flows from operating activities:
Net (loss) income	$(9.1)	$(5.7)	$1.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	37.5	34.4	28.4
Stock-based compensation	10.9	9.9	9.2
Decline (increase) in fair value of warrant	5.3	(1.7)	0.1
Change in accounts receivable	(94.1)	19.8	23.5
Working capital and other	(60.6)	(37.3)	(77.0)
Net cash (used in) provided by operating activities	(110.1)	19.4	(14.6)

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	-	(188.5)	-
Proceeds from sale and maturities of investments	8.0	140.7	37.7
Purchases of cost and equity method investments	-	(50.7)	-
Capital expenditures	(46.2)	(73.6)	(53.2)
Construction of solar energy systems	(44.9)	(28.0)	-
Restricted cash	(4.4)	2.1	-
Other	6.1	-	0.1
Net cash used in investing activities	(81.4)	(198.0)	(15.4)

Cash flows from financing activities:
Net repayments of customer deposits
related to long-term supply agreements	(27.6)	(0.2)	(36.0)
Principal payments on long-term debt	(0.3)	(42.8)	-
Proceeds from financing and capital lease obligations	72.8	78.1	-
Repayments of financing and capital lease obligations	(3.6)	(15.6)	-
Common stock repurchased	-	-	(15.8)
Proceeds from issuance of common stock	-	0.1	0.1
Cash contributions from non-controlling interests	5.4	-	-
Debt financing fees	(6.6)	(3.0)	-
Net cash provided by (used in) financing activities	40.1	16.6	(51.7)

Effect of exchange rate changes on cash and cash equivalents	(3.4)	2.5	(8.2)

Net (decrease) increase in cash and cash equivalents	(154.8)	(159.5)	(89.9)
Cash and cash equivalents at beginning of period	632.7	792.2	988.3
Cash and cash equivalents at end of period	$477.9	$632.7	$898.4

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF GAAP DEBT OUTSTANDING		March 31,
		2010

		Consolidated

Materials Business - Japanese bank debt		$25.4
SunEdison - debt		4.8
SunEdison - non-recourse system financing debt and capital lease obligations		413.7
Total		$443.9

NON-GAAP RECONCILIATION OF FREE CASH FLOW	Three Months Ended
	March 31,	March 31,
	2010	2009

Net cash used in operating activities	$(110.1)	$(14.6)

Capital expenditures	(46.2)	(53.2)
Construction of solar energy systems	(44.9)	-
Proceeds from financing and capital lease obligations	72.8	-
Repayments of financing and capital lease obligations	(3.6)	-
Free cash flow	$(132.0)	$(67.8)

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cashflows which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of the leases, resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.